FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”) is made effective as of 12/29, 2016 by and between RCS – INTERLOCKEN 100, LLC, a Colorado limited liability company (“Landlord”) and FEEL THE WORLD, INC., a Delaware corporation (“Tenant”).

Recitals

WHEREAS, Landlord and Tenant and entered into that Office Lease dated October 29, 2014 (the “Lease”) for the lease of certain premises containing approximately two thousand nine hundred sixty-seven (2,967) rentable square feet in Suite 315 (the “Existing Premises”), in the building located at 100 Technology Drive, Broomfield, Colorado 80021; and

WHEREAS, Tenant wishes to lease an additional 4,349 rentable square feet within Suite 325 (the “Expansion Premises”), as further depicted in the attached Schedule 1-1, and extend the term of the Lease for the Existing Premises, on the following terms and conditions.

Agreement

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Expansion Premises. Effective as of January 1, 2017 (the “Expansion Commencement Date”), subject to the vacation of the Expansion Premises and payment by Virocyt, Inc. of a termination fee, $50,000.00 of which shall be applied toward Base Rent and Operating Expense Rent for the Expansion Premises, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Expansion Premises for a period of thirty-six (36) months following the Expansion Commencement Date and expiring on December 31, 2019 (the “Expansion Term”). Landlord shall change the locks on the Expansion Premises to match the Existing Premises and deliver the Expansion Premises to Tenant in their “as is” condition. In the event Tenant performs any improvements to the Expansion Premises, such improvements shall be in accordance with the terms of the Lease. From and after the Expansion Commencement Date, all references to the “Premises” in the Lease shall refer to both the Existing Premises and the Expansion Premises, and all references to “Term” in the Lease shall include the Extension Term.

2.

Extension of Term. The Term of the Lease for the Existing Premises is hereby extended for a period of twenty-two (22) months commencing on March 1, 2018 and expiring on December 31, 2019 (the “Expiration Date”), unless sooner terminated pursuant to the terms of the Lease.

3.	Tenant’s Proportionate Share. From and after the Expansion Commencement Date, Tenant’s Proportionate Share, as defined in Section 1.9 of the Lease, shall be amended and shall equal 10.74%.

4.	Base Rent. The following schedules are hereby added after the last schedule of Section 1.8 of the Lease:

Existing Premises – Suite 315

Period	$/RSF	Monthly	Applicable Period
3/1/2018 - 2/28/2019	$12.50	$3,090.63	$37,087.50
3/1/2019 - 12/31/2019	$13.00	$3,214.25	$32,142.50

Expansion Premises – Suite 325

Period	$/RSF	Monthly	Applicable Period
1/1/2017 - 12/31/2017	$12.00	$4,349.00	$52,188.00
1/1/2018 - 12/31/2018	$12.50	$4,530.21	$54,362.50
1/1/2019 - 12/31/2019	$13.00	$4,711.42	$56,537.00

5.

Authority/Representations. Landlord and Tenant represent, warrant and covenant to each other that (a) each has the right, power, legal capacity and authority to execute, deliver and perform under this Amendment and (b) this Amendment constitutes the entire agreement between the parties with respect to the matters herein contained.

6.

Furniture. Provided Tenant faithfully performs all of the terms of this Lease from the date of this Amendment through February 28, 2018, Tenant shall be entitled to ownership of the Furniture (described in Section 1.20 of the Lease) as initially scheduled as of February 28, 2018.

7.	Section 53 of Lease. The word “GUARANTORA” in Section 53 of the Lease is hereby deleted and replaced with the word “GUARANTORS.”

8.	Broker. Landlord shall pay Dean Callan and Company, Inc. a commission in connection with the execution of this First Amendment.

9.

Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as written. In the event of any conflict or inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall control. All capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Lease. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns. This Amendment may be executed in counterparts, all of which together shall be deemed one and the same instrument. Execution copies of this Amendment may be delivered by facsimile or email.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Office Lease as of the date first written above.

LANDLORD:	TENANT:

RCS – INTERLOCKEN 100, LLC,	FEEL THE WORLD, INC.,
a Colorado limited liability company	a Delaware corporation

By: Real Capital Solutions, Inc.,
a Colorado corporation, its Agent	Signed By: /s/ Lena Phoenix
Name: Lena Phoenix
Signed By: /s/ Judy Lawson	Title: COO
Name: Judy Lawson
Title: Vice President - Commercial

Joinder of Guarantors

Steven Sashen and Lena Phoenix, collectively, the “Guarantors” under that certain Guaranty of Lease dated October 29, 2014 (the “Guaranty”) join herein to evidence their consent to the above Amendment and reaffirm that the Guaranty shall remain in full force and effect for the Term.

GUARANTORS:

Signed by: /s/ Steven Sashen
Steven Sashen

Signed by: /s/ Lena Phoenix
Lena Phoenix

SCHEDULE 1-1

FLOOR PLAN OF EXPANSION PREMISES